Exhibit 99.1

Contacts:

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO, ext. 432
Diane Donohue, Dir., IR/PR, ext. 359
714.427.3000

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson MS&L
323.866.6060

CORINTHIAN COLLEGES REPORTS RECORD REVENUE AND NET INCOME FOR FISCAL 2004 FIRST
QUARTER; REVENUES UP 46%, NET INCOME INCREASES 41%

— Results Bolstered by Acquisitions, Curricula Adoptions, and New Branch Campus Openings—

Santa Ana, CA, October 29, 2003 – Corinthian Colleges, Inc. (NASDAQ:COCO) today reported record results for the fiscal 2004 first quarter ended September 30, 2003. Net income for the quarter rose 41.0% to a record $19.4 million, or $0.41 per diluted share, up from $13.7 million, or $0.30 per diluted share, in the first fiscal quarter last year. Revenues for the quarter climbed 46.3% to a record $169.2 million, compared with revenues of $115.6 million posted in the same period last year. The record results continue to demonstrate Corinthian’s successful execution of its balanced growth strategy of internal expansion, strategic acquisitions, online learning and program adoptions.

Core growth in revenues increased 29.7% for the fiscal 2004 first quarter from the corresponding period in fiscal 2003 and well above the company’s stated objective of increasing revenues between 20% to 25% year-over-year without acquisitions. Corinthian defines core growth in revenues as the increase in revenues, including revenues from branches opened in the last four full quarters, but excluding revenues attributable to colleges acquired within the last four full quarters. Same school revenues rose 26.2% for the current first fiscal quarter. Same schools are defined as those colleges that have been owned and operated by the company for four full quarters.

Income from operations for the fiscal 2004 first quarter climbed approximately 41% to $32.7 million compared with $23.2 million a year earlier. Operating margin for the quarter equaled 19.3% compared with 20.0% in the same period last year and, as previously disclosed, reflects the relatively lower operating margins of the three acquisitions completed in August 2003.

For the first fiscal quarter of 2004, bad debt expense dropped to 3.7% of revenues, compared with 4.2% of revenues in the same period last year, underscoring the company’s continued success in reducing bad debt expense.

“Corinthian’s first quarter results were fueled by our active branching program, the success of our online programs, and the significant growth we achieved from three acquisitions completed in August 2003 – Career Choices, East Coast Aero Tech and CDI Education,” said Tony Digiovanni, president and chief operating officer. “During the fiscal first quarter, we opened a new branch campus in Ft. Lauderdale, Florida and adopted 16 new programs into our schools from our growing library of courses. Our higher than anticipated operating results for

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the first quarter were attributable to stronger than expected operating performance from both our core operations and from the three acquisitions that were completed in August. The progress we have made to-date in integrating those operations into the Corinthian family of colleges reflects the ongoing expertise our entire organization has developed in every aspect of the acquisitions process.”

David G. Moore, Corinthian’s chairman and chief executive officer, noted, “The first quarter marked a period of remarkable growth for our company with the completion of three acquisitions that essentially doubled the number of facilities Corinthian operates and extended our reach into the important Canadian market. Because of the investments we made in previous quarters in expanding and strengthening our management team, we expect to continue to meet our growth objectives for fiscal 2004 and, at the same time, maintain our focus on delivering the high quality educational programs that our students expect from Corinthian.”

Additional Performance Indicators

Total student population rose 46% to a record 57,580 at September 30, 2003. Same school student population grew by 16% over the first fiscal quarter last year.

Starts in all schools increased 48% for fiscal 2004’s first quarter to 22,915. Same school starts rose 15% for fiscal 2004’s first quarter.

“I am pleased to announce that during the October start we achieved a milestone at FMU Online, with exclusively online student population exceeding 1,000 – a significant increase when compared with 274 exclusively online students enrolled at the same time last year,” said Digiovanni. “We will continue to invest the resources required to grow FMU Online and provide this valuable learning option to our students.” Total online course registrations for the quarter ended September 30, 2003, increased to a record 8,836, up 51% from 5,845 online course registrations a year ago. At September 30, 2003, Corinthian offered a total of 146 courses online and nine exclusively online accredited degrees.

Business Outlook

The following statements are based on Corinthian’s current expectations. These statements are forward looking, and actual results may differ materially as a result of factors more specifically referenced below. Statements of expected results of operations include the expected opening of six to eight new branch campuses in fiscal 2004 and include the expected results of all previously completed acquisitions. Except as otherwise specifically noted, these expectations are for the fiscal year ending June 30, 2004 (fiscal 2004).

•	While Corinthian expects to sustain revenue growth over the next several years in the 20% to 25% range without additional acquisitions, the company believes revenues for fiscal 2004 will grow approximately 52% over fiscal 2003. The increase in revenues is expected to be stronger in the second half of the fiscal year reflecting the expected positive impact of our marketing programs at the recently acquired companies;

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•	Growth in quarter and annual revenues for fiscal 2004 will be influenced by the timing of acquisitions, branch campus openings, and curricula adoptions;

•	Corinthian expects operating profits, as a percent of revenue and as a result of the recently completed acquisitions, to be approximately 19.0% for the 2004 fiscal year. Operating margins are expected to be higher in the second half of the fiscal year as we expect operating margins to improve at the recently acquired companies;

•	The company believes its quarterly and annual effective tax rate will be between 40% and 40.2% of pre-tax income; and,

•	Based on current trends, Corinthian expects earnings per diluted common share for the fiscal 2004 second quarter ending on December 31, 2003 to be approximately $0.45 and for the full fiscal year ending June 30, 2004 to be approximately $1.88.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 81 colleges and two continuing education centers in 21 states in the U.S., and 46 colleges and 15 corporate training centers in seven Canadian provinces. Upon the expected openings of previously announced branch campuses in Chelsea, Massachusetts (third quarter of fiscal 2004), Henderson, Nevada (second quarter of fiscal 2004), McLean, Virginia (third quarter of fiscal 2004), Jacksonville, Florida (third quarter of fiscal 2004), Sacramento, California (third quarter of fiscal 2004), and Ft. Worth, Texas (first quarter of fiscal 2005), the company will operate 87 colleges and two continuing education centers in 21 states in the U.S., and 46 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s discussion of (i) its expectations regarding growth objectives for 2004, (ii) expected future investments in FMU Online, (iii) the planned opening of new branch campuses, and (iv) the statements under the heading “Business Outlook.” Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including general changes in the economic climate in Canada and the U.S., potential difficulties in integrating and operating acquired campuses, construction delays for new branch campuses, possible failure or inability to attain regulatory consents for branch campuses, potential increased competition, possible changes in student perception, changes in demand for curricula offered by the company, potential higher average costs to offer new curricula, the company’s effectiveness in reducing expenses as a percentage of revenues, the effectiveness of the company’s advertising and promotional efforts, and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.
(In thousands, except per share data)

Consolidated Statements of Income	For the three months
(Unaudited):	ended September 30,

	2003	2002

Net revenues	$169,163	$115,625
Operating expenses
Educational services	84,922	57,896
General and administration	14,674	10,242
Marketing and advertising	36,889	24,308

Total operating expenses	136,485	92,446

Income from operations	32,678	23,179
Interest (income)	(262)	(285)
Interest expense	606	486
Other (income) expense	(16)	—
Minority interest in losses of subsidiary	(53)	—

Income before provision for income taxes	32,403	22,978
Provision for income taxes	13,025	9,237

Net income	$19,378	$13,741

Income per common share:
Basic	$0.44	$0.32
Diluted	$0.41	$0.30
Weighted average number of common shares outstanding:
Basic	43,903	43,022
Diluted	46,757	45,624

Selected Consolidated Balance Sheet Data	September 30,	June 30,
(Unaudited):	2003	2003

Cash, restricted cash, and marketable securities	$21,432	$39,808
Receivables, net (including long-term notes receivable)	49,560	38,994
Current assets	104,680	108,695
Total assets	450,464	329,398
Current liabilities	102,669	66,657
Long-term debt and capital leases (including current portion)	66,748	14,266
Total liabilities, excluding minority interest	185,171	95,057
Minority interest	3,219	—
Total stockholders’ equity	$262,074	$234,341